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UNITED STATES OF AMERICA                    :        AMENDMENT TO RESTATED
STATE OF LOUISIANA                          :        ARTICLES OF INCORPORATION
PARISH OF RAPIDES                           :        OF CENTRAL LOUISIANA
CITY OF PINEVILLE                           :        ELECTRIC COMPANY, INC.


         BE IT KNOWN AND REMEMBERED, that on this 24th day of April, 1998, before me, the undersigned Notary Public, duly commissioned and qualified in and for the Parish of Rapides, State of Louisiana, therein residing, and in the presence of the undersigned two competent witnesses, personally came and appeared Gregory L. Nesbitt, President, and Michael P. Prudhomme, Secretary - Treasurer, respectively, of Central Louisiana Electric Company, Inc., a corporation organized and existing under the laws of the State of Louisiana (the "Corporation"), with its registered office at 2030 Donahue Ferry Road in the City of Pineville, Rapides Parish, Louisiana, both being above the full age of majority, who declared unto me, Notary, in the presence of the undersigned competent witnesses, that:

         At the annual meeting of shareholders of the Corporation, duly convened and held, pursuant to due and legal notice, on the 24th day of April, 1998, at 9:00 a.m., Central Daylight Savings Time, at the Pineville High School Auditorium at 1511 Line Street, in the City of Pineville, Rapides Parish, Louisiana, and after all legal prerequisites had been observed, of the 22,835,904 shares of the capital stock of the Corporation outstanding as of the record date for the meeting, there were 19,192,980 shares of common stock and 323,444 shares of preferred stock represented at the meeting.

         The vote on the amendment to the Corporation's Restated Articles of Incorporation to change the name of the Corporation was as follows: 18,783,364 shares of common stock and 320,103 shares of preferred stock voted for the amendment, 244,666 shares of common stock and 1,656 shares of preferred stock voted against and 164,950 shares of common stock and 1,685 shares of preferred stock abstained. Pursuant to such vote, the Restated Articles of Incorporation are amended as follows:

                                   "Article 1.

                            The name of the Corporation is hereby declared to be
                  CLECO CORPORATION."


         Said appearers further declared that this authentic act is executed by them so that Article 1 of the Restated Articles of Incorporation of Central Louisiana Electric Company, Inc. shall stand as amended in the particulars and to the extent herein recited.


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         THUS DONE AND PASSED, in multiple originals, on the day, month and year herein first above written, in the presence of the undersigned competent witnesses, of lawful age and domiciled in the State and Parish aforesaid, who hereunto sign their names with the said appearers and me, Notary, after due reading of the whole.


WITNESSES:


    /s/ Janice B. Mount                             /s/ Gregory L. Nesbitt
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                                                GREGORY L. NESBITT, PRESIDENT

   /s/ Judy P. Miller                               /s/ Michael P. Prudhomme
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                                                MICHAEL P. PRUDHOMME, SECRETARY-
                                                TREASURER


                                                    /s/ Cynthia A. McBerry
                                                ------------------------------
                                                NOTARY PUBLIC